Exhibit 99.2

SUSSER BUSINESS

The pro forma financial information contained in this section gives effect to (i) the elimination of transactions between Sunoco LP (“Sunoco”) and Susser Holdings Corporation (“Susser”) ,(ii) the consummation of the pending acquisition of 100% of the issued and outstanding shares of capital stock of Susser, (iii) the consummation of Sunoco’s private placement of $500 million of aggregate principal amount of senior notes due 2020 and the contemplated use of proceeds therefrom and (iv) the consummation of the offering of 5,500,000 common units representing limited partner interests of Sunoco.

Susser, a Delaware corporation, operates retail convenience stores under its proprietary Stripes® and Sac-N-PacTM brands, primarily located in the Texas market with additional locations in New Mexico and Oklahoma, offering merchandise, food service, motor fuel and other services. Stripes® is a leading independent operator of convenience stores in Texas based on store count and retail motor fuel volumes sold. Susser’s operations also include wholesale consignment sales and transportation operations. As of July 14, 2015, Susser indirectly owned 79,308 of our common units and 10,939,436 of our subordinated units, representing a 30.7% limited partner interest in us.

For the year ended December 31, 2014 and the three months ended March 31, 2015, Susser’s pro forma gross profit was approximately $717.7 million and $165.2 million, respectively, of which 58.4% and 62.3%, respectively, was derived from merchandise sales and 37.9% and 33.8%, respectively, was derived from motor fuel sales.

Operations

As of June 30, 2015, Susser operated 679 retail convenience stores, 632 of which were in Texas, 29 of which were in New Mexico, and 18 of which were in Oklahoma. Of Susser’s total retail convenience stores, 632 are operated under the Stripes® brand and 47 are operated under the Sac-N-PacTM brand. Susser’s business experiences substantial seasonality due to consumer purchase patterns in the geographic area in which its stores are concentrated. Historically, sales and operating income are highest in the second and third quarters during the summer activity months and lowest during the winter months. On average, Susser convenience stores are approximately 4,000 square feet in size.

For the year ended December 31, 2014 and the three months ended March 31, 2015, the retail business produced pro forma gross profit of $291.3 million and $54.6 million, respectively.

Susser also sells motor fuel through consignment arrangements at approximately 85 locations. Susser controls the motor fuel inventory and price at these consignment locations, and receives the actual retail selling price for each gallon sold, less a commission to the dealer. Consignment margins received per gallon are similar to Susser’s retail motor fuel margins, less the commissions paid to independent operators of those locations.

Susser provides us with transportation logistics under a transportation agreement (the “SHC Transportation Agreement”) pursuant to which it arranges for motor fuel to be delivered from our suppliers to customer sites within our distribution network at rates consistent with those charged to third parties for the delivery of motor fuel.

Merchandise Operations

Susser stores carry a broad selection of food, beverages, snacks, grocery and non-food merchandise. Susser stocks 2,500 to 3,500 merchandise units, on average, with each store offering a customized merchandise mix based on local customer demand and preferences. To further differentiate its merchandise offering, Susser has developed numerous proprietary offerings and private label items unique to its stores, including Laredo Taco Company® restaurants, Café de la Casa® custom blended coffee, Slush Monkey® frozen carbonated beverages, Quake® energy drink, Smokin’ Barrel® beef jerky and meat snacks, Monkey Loco® candies, Monkey Juice® and Royal® brand cigarettes. Susser has built approximately 200 large-format convenience stores from January 2000 through December 31, 2014 and expects to construct and open approximately 40 stores during 2015 and another approximately 40 to 45 during 2016. Susser has implemented its proprietary in-house Laredo

Taco Company® restaurants in over 390 Stripes® convenience stores and intends to implement it in all newly constructed Stripes® convenience stores. Susser also owns and operates ATM and proprietary money order systems in most of its stores and also provides other services such as lottery, prepaid telephone cards and wireless services, movie rental and car washes.

For the year ended December 31, 2014 and the three months ended March 31, 2015, pro forma merchandise sales were approximately $1.2 billion and $307.9 million, respectively.

Retail Motor Fuel Operations

In addition to Susser’s Stripes® branded fuel, Susser offers Chevron, Conoco, Exxon, Phillips 66, Shamrock, Shell, Sunoco, Texaco and Valero branded motor fuel at 674 of its convenience stores. Approximately 50% of those stores sold Valero branded fuel as of December 31, 2014.

Susser’s retail business purchases substantially all of its motor fuel from us at a price reflecting product cost plus a profit margin of approximately three cents per gallon on most gallons purchased pursuant to a fuel distribution agreement (“Fuel Distribution Agreement”). Most fuel is purchased by the load as needed to replenish supply at the stores.

For the year ended December 31, 2014 and the three months ended March 31, 2015, pro forma retail motor fuel sales were $4.7 billion and $609.6 million, respectively.

Our Contracts with Susser

In addition to the SHC Transportation Agreement and the Fuel Distribution Agreement referenced above, we also entered into an omnibus agreement with Susser (the “Omnibus Agreement”), pursuant to which Susser granted us the three-year option to purchase from Susser up to 75 new or recently constructed Stripes® convenience stores at Susser’s cost and lease the stores back to Susser at a specified rate for a 15-year initial term as well as to supply fuel to such stores for a period of ten years from the date of purchase pursuant to the Fuel Distribution Contract. We have completed all 75 sale-leaseback transactions under the Omnibus Agreement.

Following the Susser Acquisition, we expect to maintain the Omnibus Agreement, the SHC Transportation Agreement and the Fuel Distribution Agreement, and, as such our wholesale segment will continue to receive fees for volumes transported for Susser and will continue to pay Susser for transportation services under the SHC Transportation Agreement.

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